Exhibit 99.1

Stoneridge Announces Board of Director Changes
NOVI, Mich. — March 14, 2025 — Stoneridge, Inc. (NYSE: SRI) today announced upcoming changes to its Board of Directors. Longstanding board members George S. Mayes, Jr. and Paul J. Schlather will retire from the Board for personal reasons and will not seek reelection as part of the Company’s 2025 Slate of Directors. The Board has decided not to fill these vacancies, reducing its membership to seven.
Mayes has served on Stoneridge’s Board since 2012, including as Chairman of the Compliance and Ethics Committee. Schlather has been a board member since 2009, bringing extensive expertise in financial oversight and corporate governance.
“We are deeply grateful for George and Paul’s years of dedicated service,” said William M. Lasky, Chairman of the Board. “Their leadership, insight, and guidance have been instrumental in shaping Stoneridge’s success. On behalf of the entire Company, we thank them for their invaluable contributions and wish them the best in their future endeavors.”
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components, and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Contact:
Samantha Simmerson
Stoneridge, Global Marketing & Communications
Samantha.Simmerson@Stoneridge.com